Exhibit 10.65

EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”) is entered into as of October 24, 2011, by and between DEL MONTE CORPORATION, a Delaware corporation, with its principal place of business in San Francisco, California (the “Company”) and M. CARL JOHNSON, III (“Executive”).

RECITALS

WHEREAS, the Company desires to employ Executive on the terms and conditions set forth herein, and Executive desires to be employed by the Company on such terms and conditions.

NOW, THEREFORE, in consideration of the foregoing recital, the promises, covenants and agreements of the parties, and the mutual benefits they will gain by the performance of the promises herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties do hereby agree as follows:

AGREEMENT

1. Term of Employment; Duties.

(a) Term of Employment. The Company agrees to employ Executive as its Executive Vice President, Brands, reporting to the Chief Executive Officer of the Company (“CEO”) and Executive hereby accepts such employment, subject to the terms and conditions set forth herein. The term of employment of Executive under this Agreement shall begin as of the date hereof (“Employment Start Date”) and continue until terminated pursuant to Section 4 hereof. Notwithstanding the foregoing, the provisions of Sections 4(i) (Ongoing Obligations), 5 (Indemnification), 6 (Proprietary Information Obligations), 7 (Noninterference), 8 (Injunctive Relief), and 10 (Miscellaneous) shall survive the termination of this Agreement.

(b) Duties.

(i) Duties Generally. Executive shall serve in an executive capacity and shall perform such duties as are consistent with Executive’s position as Executive Vice President, Brands, and as otherwise established by the Chief Executive Officer of the Company (“CEO”) or his designee.

(ii) Temporary Limitations. During the period ending eighteen (18) months from April 1, 2011, while employed by the Company or any of its parents, subsidiaries, affiliates, successor as assigns, Executive will not have any responsibility for or involvement with, directly or indirectly, any existing or potential soup, broth, stock, sauce, or fruit- or vegetable-based beverage business, including but not limited to any strategic, operational, marketing, sales, research or development decisions or planning with respect to any such business. This will include, but not be limited to, responsibility for or involvement with the Company’s College Inn broth businesses, its Contadina, Del Monte and S&W sauce businesses, and its Del Monte and Snap-E-Tom tomato juice businesses.

(c) Exclusive Performance of Duties. While employed by the Company, Executive agrees that Executive shall devote substantially all of Executive’s business time and best efforts solely and exclusively to the performance of Executive’s duties hereunder and to the business and affairs of the Company, whether such business is operated directly by the Company or through any affiliate of the Company. Executive further agrees that while employed by the Company, Executive will not, directly or indirectly, provide services on behalf of any competing corporation, company, limited liability company, partnership, joint venture, consortium, or other competing entity or person, whether as an employee, consultant, independent contractor, agent, sole proprietor, partner, joint venturer, creditor, corporate officer or director; nor shall Executive acquire by reason of purchase during the term of Executive’s employment with the Company the ownership of more than one percent (1%) of the outstanding equity interest in any such competing entity. For purposes of this Agreement, a “competing” entity is one engaged in any of the businesses in which the Company is engaged during Executive’s employment with the Company, which includes without limitation: (i) dry and canned pet food and pet snacks business in the United States and Canada, (ii) specialty pet food business conducted worldwide, (iii) broth business in the United States, and (iv) the manufacture and sale of processed fruits and vegetables, pineapple products and tomato products in the United States and South America (the “Businesses”). Subject to the foregoing, Executive may serve on the board of directors of Nautilus, Inc., a fitness equipment company (NYSE) and Avedro, Inc. a private start-up company in vision correction, and may serve on the boards of charitable, civic or educational organizations.

(d) Company Policies. The employment relationship between the parties shall be governed by the general employment policies and practices of the Company, including, without limitation, the Del Monte Foods Standards of Business Conduct; provided, however, that when the terms of this Agreement differ from or are in conflict with the Company’s general employment policies or practices, this Agreement shall control.

(e) Location of Employment. Executive will be located at Company’s headquarters in San Francisco, CA. and will be provided the Company’s standard Relocation Policy which will cover the Executive’s home located in Princeton, NJ.

2. Compensation and Benefits.

(a) Salary. Executive shall receive for Executive’s services rendered hereunder an annual base salary of Five Hundred Twenty-Five Thousand Dollars ($525,000), as adjusted (upward but not downward) from time to time by the Compensation and Benefits Committee of the Board (the “Base Salary”), payable on a semi-monthly basis in twenty-four (24) equal installments, less all applicable federal, state or local taxes and other normal payroll deductions.

(b) Annual Bonus. While a full-time employee of the Company, Executive shall be entitled to participate in the Company’s Annual Incentive Plan or any applicable successor plan (the “AIP”) pursuant to the terms and conditions set forth therein. Executive shall be eligible to receive an annual AIP bonus (the “Bonus”) targeted at 75% of eligible compensation under the AIP, as adjusted (upward but not downward) from time to time in accordance with the AIP or at the discretion of the Compensation and Benefits Committee of the Board. AIP awards are not guaranteed and actual payment of the Bonus is subject to the performance of the Company and Executive’s individual achievements.

(c) Retention Bonus. Within thirty (30) days after the Employment Start Date, Executive will be advanced a one-time retention bonus (“Retention Bonus”) in the amount of Two Hundred Thousand dollars ($200,000), subject to applicable tax withholding. In the event of Executive’s voluntary resignation, or termination by the Company for Cause, within one-year from the Employment Start Date, Executive shall repay to the Company the full amount of the Retention Bonus, net of applicable tax withholdings by the Company, and to the extent not fully repaid, Executive hereby authorizes the Company to withhold any remaining amount from any final sum owed to Executive by the Company at such time, including from any accrued but unused vacation time, up to the full amount allowed by law.

(d) Employee Welfare Benefits. During Executive’s employment with the Company, Executive shall be entitled to participate on the same basis as any other senior executive in any group insurance for hospitalization, medical, dental, vision, prescription drug, accident, disability, life or similar plan or program of the Company for senior executives now existing or established hereafter to the extent that Executive is eligible under the general provisions thereof. The Company may, in its sole discretion and from time to time, establish additional senior management benefit programs as it deems appropriate and Executive shall be eligible for such programs. Executive understands that any such plans may be modified or eliminated in the discretion of the Company in accordance with applicable law.

(e) Pension and Retirement Benefits. During Executive’s employment with the Company, Executive shall be entitled to participate on the same basis as any other senior executive in any pension, 401(k) and retirement plans of the Company now existing or established hereafter to the extent that Executive is eligible under the general provisions thereof. The Company may, in its sole discretion and from time to time, establish additional senior management benefit programs as it deems appropriate. Executive understands that any such plans may be modified or eliminated in the discretion of the Company in accordance with applicable law.

(f) Vacation. Executive shall be entitled to a period of annual paid vacation time equal to not less than 4 weeks per year as adjusted from time to time in accordance with the Company’s vacation policy for senior executives. The days selected for Executive’s vacation shall be mutually agreeable to the Company and Executive. Executive’s eligibility to carryover or to be paid for any portion of Executive’s accrued, but unused vacation shall be subject to the Company policy applicable to employees at a similar level in effect during the term of this Agreement.

(g) Expenses. Subject to compliance with the Company’s normal and customary policies regarding substantiation and verification of business expenses, the Company shall directly pay or shall fully reimburse Executive for all customary and reasonable expenses incurred by Executive for promoting, pursuing or otherwise furthering the business of the Company and its affiliates.

(h) Perquisites and Supplemental Benefits. During Executive’s employment with the Company, Executive shall be entitled to participate in the Company’s Executive Perquisite Plan, subject to the terms and conditions thereof, and such other perquisites and supplemental benefits, if any, as may be approved from time to time by the Compensation and Benefits Committee of the Board for senior executives generally. Executive understands that any such plans may be modified or eliminated in the discretion of the Company in accordance with applicable law.

3. Equity Awards.

(a) Stock Option Grant. As soon as practicable following the Employment Start Date, Executive shall be granted an option to purchase 1,400,000 shares of Common Stock of Blue Acquisition Group, Inc., at a per-share purchase price of $5.00 per share (“Stock Option”). The Stock Option shall be subject to the terms and conditions, including as relate to vesting, of the 2011 Stock Incentive Plan for Key Employees of Blue Acquisition Group, Inc. and its Affiliates (“2011 Stock Plan”), and applicable agreements including a Stock Option Agreement, Management Shareholder Agreement, and Sale Participation Agreement (“Equity Agreements”).

(b) Share Purchase. Within sixty (60) days of the Employment Start Date, Executive may also invest $1,000,000 in cash to purchase 200,000 shares of Common Stock of Blue Acquisition Group, Inc., at a per share purchase price of $5.00 per share, subject to the terms of the applicable Equity Agreements.

4. Termination of Employment.

(a) Termination Upon Death. If Executive dies during Executive’s employment with the Company, the Company shall pay to Executive’s estate, or other designated beneficiary(ies) as shown in the records of the Company, any earned and unpaid Base Salary as of Executive’s employment termination date (which, for purposes of this Section 4(a), shall be the date of Executive’s death); accrued but unused vacation time as of the end of the month in which Executive dies; the amount of any unreimbursed expenses described in Section 2(f), which were incurred by Executive before the date of Executive’s death; and benefits, if any, that Executive’s estate, or other designated beneficiary(ies), is then entitled to receive under the benefit plans of the Company in which Executive was an eligible participant. Additionally, the Company shall pay to Executive’s estate, or other designated beneficiary(ies), at the end of the fiscal year in which Executive’s termination of employment occurs, a pro rata portion of Executive’s target Bonus for the year in which Executive’s termination of employment occurs, prorated for Executive’s actual employment period during such year and adjusted for performance. All of the foregoing payments and benefits shall be paid less all applicable federal, state or local taxes and other normal payroll deductions, if any. Except as expressly provided in this Section 4(a), the Company shall have no obligation to make any other payment, including severance or other compensation of any kind or payment in lieu of notice, and all other benefits provided by the Company to Executive under this Agreement or otherwise shall cease as of Executive’s termination date.

(b) Termination Upon Disability. The Company may terminate Executive’s employment in the event Executive suffers a disability that renders Executive unable, as determined in good faith by the Board, to perform the essential functions of Executive’s position, even with reasonable accommodation, for six (6) consecutive months. In the event that Executive’s employment is terminated pursuant to this Section 4(b), Executive shall receive payment for any earned and unpaid Base Salary as of Executive’s employment termination date (which, for purposes of this Section 4(b), shall be the date specified by the Board); accrued but unused vacation time as of the end of the month in which the termination of employment for disability occurs; the amount of any unreimbursed expenses described in Section 2(g), which were incurred by Executive before Executive’s termination date; and benefits, if any, that Executive is then entitled to receive under the benefit plans of the Company in which Executive was an eligible participant. In addition, after Executive’s termination date, Executive shall receive long term disability benefits under the applicable benefit plans of the Company to the extent Executive qualifies for such benefits. In the event that Executive’s employment is terminated as a result of a determination pursuant to this Section 4(b), and provided that Executive has executed a release substantially in the form attached hereto as Exhibit A, but with such changes, if any, as counsel to the Corporation reasonably recommends based on applicable law or Federal or state regulations (the “Release”), the Company also shall provide to Executive as severance the payment of an amount equal to Executive’s highest Base Salary during the twelve (12) month period prior to the termination date and the target Bonus for the year in which such termination occurs, payable in a lump sum within sixty (60) days following the termination date, provided that, in the event such sixty- (60-) day period spans more than one calendar year, the payment shall be made in the second calendar year. All of the foregoing payments and benefits shall be paid less all applicable federal, state or local taxes and other normal payroll deductions, if any. Except as expressly provided in this Section 4(b), the Company shall have no obligation to make any other payment, including severance or other compensation of any kind or payment in lieu of notice, and all other benefits provided by the Company to Executive under this Agreement or otherwise shall cease as of Executive’s termination date.

(c) Voluntary Termination. Executive may voluntarily terminate Executive’s employment with the Company at any time. In the event that Executive’s employment is terminated under this Section 4(c), Executive shall receive payment for any earned and unpaid Base Salary as of Executive’s voluntary employment termination date (which, for purposes of this Section 4(c), shall be the date Executive ceases to perform Executive’s duties hereunder as stated in Executive’s letter of resignation or as specified by the Board); accrued but unused vacation time as of Executive’s voluntary employment termination date; the amount of any unreimbursed expenses described in Section 2(f), which were incurred by Executive before Executive’s voluntary employment termination date; and benefits, if any, Executive is then entitled to receive under the benefit plans of the Company in which Executive was an eligible participant. All of the foregoing payments and benefits shall be paid less all applicable federal, state or local taxes and other normal payroll deductions, if any. Except as expressly provided in this Section 4(c), the Company shall have no obligation to make any other payment, including severance or other compensation of any kind or payment in lieu of notice, and all other benefits provided by the Company to Executive under this Agreement or otherwise shall cease as of Executive’s termination date.

(d) Termination for Cause.

(i) Termination; Payment of Accrued Benefits. The Board may terminate Executive’s employment with the Company at any time for “Cause” (as defined below). In the event that Executive’s employment is terminated for Cause under this Section 4(d), Executive shall receive payment for all earned but unpaid Base Salary as of Executive’s employment termination date (which, for purposes of this Section 4(d), shall be the date specified by the Board); accrued but unused vacation time as of Executive’s termination date; the amount of any unreimbursed expenses described in Section 2(g), which were incurred by Executive before Executive’s termination date; and benefits, if any, Executive is then entitled to receive under the benefit plans of the Company in which Executive was an eligible participant. All of the foregoing payments and benefits shall be paid less all applicable federal, state or local taxes and other normal payroll deductions. Except as expressly provided in this Section 4(d), the Company shall have no obligation to make any other payment, including severance or other compensation of any kind or payment in lieu of notice, and all other benefits provided by the Company to Executive under this Agreement or otherwise shall cease as of Executive’s termination date.

(ii) Definition of Cause. For purposes of this Agreement, the Company shall have “Cause” to terminate Executive’s employment upon the occurrence of any of the following: (A) a material breach by Executive of the terms of this Agreement; (B) any act of theft or misappropriation of funds or property of similar import involving the Company or any affiliate; (C) any act of embezzlement, intentional fraud or similar conduct by Executive involving the Company or any affiliate; (D) the conviction or the plea of nolo contendere or the equivalent in respect of a felony involving an act of dishonesty, moral turpitude, deceit or fraud by Executive; (E) any damage of a material nature to the business or property of the Company or any affiliate caused by Executive’s willful or grossly negligent conduct; or (F) Executive’s failure to act in accordance with any specific lawful instructions given to Executive in connection with the performance of Executive’s duties for the Company or any affiliate.

(e) Termination Without Cause.

(i) Termination; Payment of Accrued Benefits. The Company at any time without prior written notice may terminate Executive’s employment without Cause. In the event Executive’s employment is terminated by the Company without Cause (other than due to death or Disability), Executive shall receive payment for all earned but unpaid Base Salary as of Executive’s termination date (which, for purposes of this Section 4(e), shall be the date specified by the Board); accrued but unused vacation time as of Executive’s termination date; the amount of any unreimbursed expenses described in Section 2(g), which were incurred by Executive before Executive’s termination date; and benefits, if any, Executive is then entitled to receive under the benefit plans of the Company in which Executive was an eligible participant.

(ii) Payment of Severance Benefits. In the event Executive’s employment is terminated as described in Section 4(e)(i), and provided that Executive has executed the Release, the Company also shall provide to Executive as severance:

(A) the payment of an amount equal to one and one-half (1 1/2) times Executive’s Base Salary and target Bonus for the year in which such termination of employment occurs;

(B) the payment to Executive, following the end of the fiscal year in which Executive’s termination of employment occurs and at the time bonuses are paid generally to participants under the AIP, of a pro rata portion of Executive’s target Bonus for the year in which Executive’s termination occurs, prorated for Executive’s actual employment period during such year and adjusted for performance;

(C) a lump-sum payment, on an after-tax basis, equivalent to the cost of COBRA premiums for Executive’s participation in the Company’s health and welfare benefit plans for eighteen (18) months following Executive’s termination of employment. An amount equal to the sum of all Executive contributions for such health and welfare benefits (based on the active employee rates in effect immediately prior to termination) for 18 months will be deducted from the foregoing lump sum payment. In the event Executive is covered by the health and welfare benefit plans or programs of a subsequent employer prior to the expiration of the 18-month period, the Company shall reimburse Executive for any health coverage contribution overpayment;

(D) a lump-sum payment equivalent to one and one-half (1 1/2) times Executive’s annual allowance pursuant to any executive perquisites arrangements applicable to Executive, determined as of the date of Executive’s termination of employment; and

(E) the provision of not less than eighteen (18) months of executive-level outplacement services at the Company’s expense, in the event Executive elects to utilize such services.

All of the foregoing payments and benefits in this Paragraph 4(e) shall be paid less all applicable federal, state or local taxes and other normal payroll deductions, if any. The payments set forth in Sections 4(e)(ii)(A), 4(e)(ii)(C) and 4(e)(ii)(D) above shall be payable in a lump sum within sixty (60) days following Executive’s terminate date, provided that, in the event such sixty- (60-) day period spans more than one calendar year, the payment shall be made in the second calendar year. Except as expressly provided in this Section 4(e), the Company shall have no obligation to make any other payment, including severance or other compensation of any kind or payment in lieu of notice, and all other benefits provided by the Company to Executive under this Agreement or otherwise shall cease as of Executive’s termination date.

(f) Termination for Good Reason.

(i) Termination; Payment of Accrued Benefits and Severance. Notwithstanding anything in this Section 4 to the contrary, Executive may voluntarily terminate Executive’s employment with the Company for “Good Reason” (as defined below). In the event Executive’s employment is terminated for Good Reason under this Section 4(f), Executive shall receive the payments and benefits set forth in Section 4(e), subject to the terms and conditions set forth therein, including, without limitation, Executive’s execution of the Release. All of the foregoing payments and benefits shall be paid less all applicable federal, state or local taxes and other normal payroll deductions, if any. Except as expressly provided in this Section 4(f), the Company shall have no obligation to make any other payment, including severance or other compensation of any kind or payment in lieu of notice, and all other benefits provided by the Company to Executive under this Agreement or otherwise shall cease as of Executive’s termination date.

(ii) Definition of Good Reason. For purposes of this Agreement, Executive shall have “Good Reason” to terminate Executive’s employment upon the occurrence of any of the following: (A) a material reduction, without Executive’s written consent, in Executive’s Base Salary or the Bonus Executive is eligible to earn under the AIP (or successor plan thereto), provided, however, that nothing herein shall be construed to guarantee Executive’s Bonus for any year if the applicable performance targets are not met; and provided further that it shall not constitute Good Reason hereunder if the Company makes an appropriate pro rata adjustment to the applicable Bonus and targets under the AIP or any successor plan in the event of a change in the Company’s fiscal year; (B) the relocation of the principal place of Executive’s employment, without Executive’s written consent, beyond 50 miles from its location on the date of this Agreement; provided, however, that; for this purpose, required travel on the Company’s business will not constitute a relocation so long as the extent of such travel is substantially consistent with Executive’s customary business travel obligations in periods prior to the date of this Agreement, (C) a material breach by the Company of the terms of this Agreement, including the failure to secure the assumption of this Agreement in connection with a Change in Control, except as agreed to by Executive, or (D) a change in reporting relationship. Unless Executive provides written notification of an event described in sub-clauses (A) and (B) above within ninety (90) days after Executive knows or has reason to know of the occurrence of any such event, Executive shall be deemed to have consented thereto and such event shall no longer constitute Good Reason for purposes of this Agreement. If Executive provides such written notice to the Company, the Company shall have ten (10) business days from the date of receipt of such notice to affect a cure of the event described therein and, upon cure thereof by the Company to the reasonable satisfaction of Executive, such event shall no longer constitute Good Reason for purposes of this Agreement. Notwithstanding the foregoing, any event described in sub-clauses (A) and (B) above must also be an event which would result in a material negative change in Executive’s employment relationship with Company and effectively constitute an involuntary termination of employment for purposes of Internal Revenue Code Section 409A (“Section 409A”).

(g) Termination Upon Change of Control.

(i) Termination; Payment of Severance. In the event of Executive’s “Termination Upon Change of Control” (as defined below), Executive shall receive the benefits set forth in Section 4(e), subject to the terms and conditions set forth therein, including without limitation Executive’s execution of the Release; provided, however, that the payment set forth in Section 4(e)(ii)(A) shall be an amount equal to two (2) times Executive’s Base Salary and target Bonus).

(ii) Gross-Up Payment. In the event any payment or benefit arising in connection with Executive’s services to the Company, whether payable pursuant to this Agreement or otherwise, (the “Payment”) is an “excess parachute payment” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), and would be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then the Company shall pay Executive an additional cash payment (the “Gross-Up Payment”) in an amount such that after payment by Executive of all taxes, including, without limitation, any income and employment taxes and Excise Tax imposed upon the Gross-Up Payment, Executive shall retain an amount equal to the Excise Tax imposed upon the Payment and the Gross-Up Payment; provided that, such Gross-Up Payment shall not be paid if the original Payment exceeds the Section 280G excess parachute payment criteria by less than five percent (5%). In the event the Payment exceeds the Section 280G excess parachute payment criteria by less than five percent (5%), then either (i) the Payment shall be reduced to an amount that would result in no portion of the Payment being subject to the Excise Tax, or (ii) the Payment shall be paid in full, whichever of the foregoing (i) or (ii) results in a better after-tax position to Executive. The Gross-Up Payment shall be subject to and paid net of any applicable withholding. The amount of any Gross-Up Payment or Excise Tax shall be reasonably determined by the Company after consultation with its legal and tax advisors. Notwithstanding the foregoing, any Gross-up Payment must be paid to Executive by the end of the calendar year next following the calendar year in which the income taxes and Excise Tax are remitted to the applicable taxing authority.

(iii) Definition of Termination Upon Change of Control. For purposes of this Section 4(g) “Termination Upon Change of Control” means (A) the termination of Executive’s employment by the Company without Cause during the period commencing on the date the “Change of Control” (as such term is defined in the 2011 Stock Plan) occurs and ending on the date which is two (2) years after the Change of Control; or (B) any resignation by Executive for Good Reason within two (2) years after the occurrence of a Change of Control; but (C) “Termination Upon Change of Control” shall not include any termination of Executive’s employment by the Company for Cause, as a result of the death or Disability of Executive, or as a result of the voluntary termination of Executive’s employment for reasons other than Good Reason.

(iv) Except as expressly provided in this Section 4(g), the Company shall have no obligation to make any other payment, including severance or other compensation of any kind or payment in lieu of notice, and all other benefits provided by the Company to Executive under this Agreement or otherwise shall cease as of Executive’s termination date. Any amounts due Executive under this Section 4(g) are in the nature of severance payments or liquidated damages, which contemplate both direct damages and consequential damages that may be suffered as a result of Executive’s termination of employment, and are not in the nature of a penalty.

(h) At-Will Employment. Executive understands and agrees that Executive’s employment with the Company is at-will, which means that either Executive or the Company may, subject to the terms of this Agreement, terminate this Agreement at any time with or without cause and with or without notice. Any modification of the at-will nature of this Agreement must be in writing and executed by Executive and the Company.

(i) Ongoing Obligations. Executive acknowledges that the Company and Executive have ongoing rights and obligations relating to intellectual property and confidential information of the Company, together with fiduciary rights and obligations, which will survive the termination of Executive’s employment.

(j) Section 409A Compliance. Notwithstanding anything to the contrary herein, to the extent (i) any payments of benefits hereunder constitute nonqualified deferred compensation subject to Section 409A, and (ii) Executive is a “specified employee” (as such term is defined in the Treasury Regulations under Section 409), then such payments or benefits shall not be made or commence until the earlier of (i) the expiration of the six (6)-month period measured from the date of Executive’s separation from service, or (ii) the date of Executive’s death. Upon the expiration of the applicable period, any such payments or benefits which would have otherwise been made during that period shall be made or provided. Notwithstanding anything to the contrary herein, (A) the Company shall be permitted to accelerate any payment under this Employment Agreement by the Company to the federal government for any benefits payable under the Employment Agreement to make payments on behalf of Executive of federal employment taxes under Code Sections 3101, 3121(a) or 3121(v)(2), or to comply with any federal tax withholding provisions or corresponding withholding provisions of applicable state, local or foreign tax laws as a result of the payment of federal employment taxes, and to pay the additional income tax at source on wages attributable to the pyramiding Code Section 3401 wages and taxes; provided, however, that the total payment under this acceleration provision may not exceed the aggregate of the applicable FICA amount, and the income tax withholding related to such FICA amount, and (B) the Company may permit acceleration of the payment of any benefits upon a good faith, reasonable determination by the Company, upon advice of counsel, that the Employment Agreement or any arrangement hereunder fails to meet the requirements of Section 409A and the regulations hereunder; provided, however that such payments may not exceed the amount required to be included in income as a result of any such failure; or (C) any acceleration permitted under Treas. Reg. § 1.409A-3(j)(4) may be made with respect to any payment under the Employment Agreement in the Company’s discretion.

5. Indemnification. In the event Executive is made, or threatened to be made, a party to any legal action or proceeding, whether civil or criminal, including any governmental or regulatory proceedings or investigations, by reason of the fact that Executive is or was a director or officer of the Company or serves or served any other corporation fifty percent (50%) or more owned or controlled by the Company in any capacity at the Company’s request, Executive shall be indemnified by the Company, and the Company shall pay Executive’s related expenses when and as incurred, all to the fullest extent permitted by the laws of the State of Delaware, and the Company’s Certificate of Incorporation and Bylaws and covered by officers’ insurance to the same extent as other officers of the Company. Indemnification provisions for Executive will be no less favorable than those for any other executive.

6. Proprietary Information Obligations, Executive Representations.

(a) During Executive’s employment by the Company, Executive will have access to and become acquainted with the Company’s confidential and proprietary information, including but not limited to information or plans regarding the Company’s customer relationships; personnel; technology and intellectual property; sales, marketing and financial operations and methods; and other compilations of information, records and specifications, and may have access to and become acquainted with the confidential and proprietary information of Kohlberg Kravis Roberts & Co. LP, Vestar Capital Partners LP or Centerview Capital, LP or their respective affiliates (collectively “Proprietary Information”). Executive shall not disclose any Proprietary Information of the Company, or of any affiliate, directly or indirectly, to any person, firm, company, corporation or other entity for any reason or purpose whatsoever, nor shall Executive make use of any such Proprietary Information for Executive’s own purposes or for the benefit of any person, firm, company, corporation or other entity (except the Company and any affiliate) under any circumstances, during or after the term of this Agreement, except as reasonably necessary in the course of Executive’s employment for the Company, as authorized in writing by the Company or as otherwise required by law or in any judicial or administrative process with subpoena power (in which case, Executive shall give the Company prompt notice under the circumstances and reasonably cooperate with the Company if it determines to attempt to resist such disclosure). All files, records, documents, computer-recorded or electronic information and similar items relating to the business of the Company or any affiliate, whether prepared by Executive or otherwise coming into Executive’s possession, shall remain the exclusive property of the Company or the affiliate, respectively, and Executive agrees to return all property of the Company or the affiliate in Executive’s possession and under Executive’s control immediately upon any termination of Executive’s employment, and no copies thereof shall be kept by Executive (except that Executive’s personal rolodex shall not be deemed property of the Company).

(b) Executive represents and agrees that Executive shall not disclose to Company, or use, or induce Company to use, any proprietary information or trade secrets of others at any time, including but not limited to any proprietary information or trade secrets of any former employer, if any; and Executive acknowledges and agrees that any violation of this provision shall be grounds for Executive’s immediate termination and could subject Executive to substantial civil liabilities and criminal penalties. Executive further specifically and expressly acknowledges that no officer or other Executive or representative of Company has requested or instructed Executive to disclose or use any such third party proprietary information or trade secrets. Further, Executive will not divulge or utilize in any manner, directly or indirectly, any confidential or proprietary information known by him which belongs to a former employer. Such information includes, but is not limited to, information about costs, profits, sales, marketing or business plans, ideas or plans for potential new products, product formulas or recipes, processes or equipment, technical or scientific information, and past, present or potential research and development activities or plans.

(c) Executive represents and warrants that his entering into this Agreement does not, and that his performance under this Agreement and consummation of the transactions contemplated hereby will not, violate the provisions of any agreement or instrument to which Executive is a party or any decree, judgment or order to which Executive is subject, and that this Agreement constitutes a valid and binding obligation of Executive in accordance with its terms. Breach of this representation will render all of the Company’s obligations under this Agreement void ab initio.

7. Noninterference. In consideration of the terms hereof, Executive agrees that while employed by the Company pursuant to this Agreement and for a period of two (2) years thereafter, Executive agrees not to: (i) directly or indirectly, either on Executive’s own account or for any corporation, company, limited liability company, partnership, joint venture or other entity or person (including, without limitation, through any existing or future affiliate), solicit any employee of the Company or any existing or future affiliate to leave his or her employment or knowingly induce or knowingly attempt to induce any such employee to terminate or breach his or her employment agreement with the Company or any existing or future affiliate, if any; or (ii) use the Company’s trade secret information to directly or indirectly (including, without limitation, through any existing or future affiliate), solicit, cause in any part or knowingly encourage any current or future customer of or supplier to the Company or any existing or future affiliate to modify the business relationship, or cease doing business in whole or in part, with the Company or any such affiliate.

8. Injunctive Relief. The parties hereto agree that damages would be an inadequate remedy for the Company in the event of a breach or threatened breach of Sections 6 or 7 of this Agreement by Executive, and in the event of any such breach or threatened breach, the Company may, either with or without pursuing any potential damage remedies, obtain and enforce an injunction prohibiting Executive from violating this Agreement and requiring Executive to comply with the terms of this Agreement.

9. Warranties and Representations. Executive hereby represents and warrants to the Company that:

(a) Executive acknowledges and agrees that Executive considers the restrictions set forth in Sections 6 and 7 to be reasonable both individually and in the aggregate, and that the duration, geographic scope, extent and application of each of such restrictions are no greater than is necessary for the protection of the Company’s legitimate interests. It is the desire and intent of Executive and the Company that the provisions of Sections 6 and 7 shall be enforced to the fullest extent possible under the laws and public policies applied in each jurisdiction in which enforcement is sought. The Company and Executive further agree that if any particular provision or portion of Sections 6 and 7 shall be adjudicated to be invalid or unenforceable, such adjudication shall apply only with respect to the operation of such provision in the particular jurisdiction in which such adjudication is made. The Company and Executive further agree that in the event that any restriction herein shall be found to be void or unenforceable but would be valid or enforceable if some part or parts thereof were deleted or the period or area of application reduced, such restriction shall apply with such modification as may be necessary to make it valid, and Executive and the Company empower a court of competent jurisdiction to modify, reduce or otherwise reform such provision(s) in such fashion as to carry out the parties’ intent to grant the Company the maximum allowable protection consistent with the applicable law and facts.

(b) In the event a court of competent jurisdiction or other tribunal or person(s) mutually selected by the parties to resolve any dispute (collectively a “Court”) has determined that Executive has violated the provisions of this Agreement, the running of the time period of such provisions so violated shall be automatically suspended as of the date of such violation and shall be extended for the period of time from the date such violation commenced through the date that the Court determines that such violation has permanently ceased.

(c) Executive is not now under any obligation of a contractual or quasi-contractual nature known to Executive that is inconsistent or in conflict with this Agreement or that would prevent, limit or impair the performance by Executive of Executive’s obligations hereunder; and

(d) Executive has been or has had the opportunity to be represented by legal counsel in the preparation, negotiation, execution and delivery of this Agreement and understands fully the terms and provisions hereof.

10. Miscellaneous.

(a) Notices. Any notice or communication required or permitted by this Agreement shall be deemed sufficiently given if in writing and, if delivered personally, when it is delivered or, if delivered in another manner, including without limitation, by facsimile (with confirmation of receipt and a confirmation copy sent by U.S. Mail or overnight delivery), the earlier of when it is actually received by the party to whom it is directed or when the period set forth below expires (whether or not it is actually received): (i) if deposited with the U.S. Postal Service, postage prepaid, and addressed to the party to receive it as set forth below, forty-eight (48) hours after such deposit as registered or certified mail; or (ii) if accepted by Federal Express or a similar delivery service in general usage for delivery to the address of the party to receive it as set forth next below, twenty-four (24) hours after the delivery time promised by the delivery service.

To the Company:

Del Monte Corporation

P.O. Box 193575

San Francisco, California 94119-3575

Fax: 415/247-3263

Attention: Chief Executive Officer

To Executive:

The most recent home address for Executive as set forth in the Company’s personnel records.

or to such other address or to the attention of such other person as the recipient party will have specified by prior written notice to the sending party.

(b) Severability. If any term or provision (or any portion thereof) of this Agreement is determined by a court to be invalid, illegal or incapable of being enforced by any rule of law or public policy, all other terms and provisions (or other portions thereof) of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or provision (or any portion thereof) is invalid, illegal or incapable of being enforced, this Agreement shall be deemed to be modified so as to effect the original intent of the parties as closely as possible to the end that the transactions contemplated hereby and the terms and provisions hereof are fulfilled to the greatest extent possible.

(c) Counterparts. This Agreement may be executed on separate counterparts, any one of which need not contain signatures of more than one party, but all of which taken together will constitute one and the same agreement. Signatures may be exchanged by electronic facsimile with machine evidence of transmission.

(d) Successors and Assigns. This Agreement is intended to bind and inure to the benefit of and be enforceable by Executive and the Company, and the Company’s successors and assigns. Executive may not assign any of Executive’s duties or rights under this Agreement without the prior written consent of the Company, which consent will not unreasonably be withheld. Except for Executive’s estate or designated beneficiary under Section 4(a), nothing in this Agreement, express or implied, is intended to confer upon any third person any rights or remedies under or by reason of this Agreement.

(f) Amendments. No amendments or other modifications to this Agreement may be made except by a writing signed by both parties.

(g) Choice of Law. All questions concerning the construction, validity and interpretation of this Agreement will be governed by the internal law, and not the law of conflicts, of the State of California except as otherwise provided in Section 10(b) above.

(h) Further Assurances. Each of the parties hereto agrees to use all reasonable efforts to take or cause to be taken, all appropriate actions, and to cause to take or to be taken, all things necessary, proper or advisable under applicable laws to effect the transactions contemplated by this Agreement, including without limitation, execution and delivery to the Company of such representations in writing as may be requested by the Company in order for it to comply with applicable federal and state securities laws.

(i) Beneficiaries/References. Executive shall be entitled, to the extent permitted under any applicable law, to select and change a beneficiary or beneficiaries to receive any compensation or benefit, including severance, payable under this Agreement following Executive’s death by giving the Company written notice thereof. In the event of Executive’s death or a judicial determination of Executive’s incompetence, reference in this Agreement to Executive shall be deemed, where appropriate, to refer to Executive’s beneficiary, estate or other legal representative.

11. ENTIRE AGREEMENT. This Agreement, including any documents incorporated by reference herein, contains the Company’s entire understanding with Executive related to the subject matter hereof, and supersedes and preempts any prior or contemporaneous understandings, agreements, or representations by or between the parties, or by or between Executive and the Company, written or oral. Without limiting the generality of the foregoing, except as provided in this Agreement, all understandings and agreements, written or oral, relating to the employment of Executive by the Company, or the payment of any compensation or the provision of any benefit in connection therewith or otherwise, are hereby terminated and shall be of no future force and effect.

[Remainder of page intentionally left blank.

Signatures on following page.]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date set forth below.

EXECUTIVE:

/s/ M. Carl Johnson, III		October 24, 2011
M. Carl Johnson, III		Date

COMPANY:

DEL MONTE CORPORATION

By:	/s/ Richard W. Muto	October 25, 2011
Name:	Richard W. Muto	Date
Title:	Executive Vice President and Chief Human Resources Officer

EXHIBIT A

RELEASE

To obtain the lump sum severance and other benefits as set forth in the Employment Agreement, dated                     , to which this release is attached (the “Agreement”), M. Carl Johnson, III. (“you”) must agree to release and waive certain claims against the Company. The following paragraphs are your release and waiver (the “Release”).

In consideration for your receipt of the lump sum payment and benefits, you hereby forever waive and release any claims and rights you may have against the Company and its predecessors, affiliates, successors and assigns, as well as each of their respective past and present officers, directors, employees, agents, attorneys and shareholders (collectively, the “Released Parties”), from any and all claims, charges, complaints, liens, demands, causes of action, obligations, damages and liabilities, known and unknown, suspected or unsuspected, that you had, now have, or hereinafter claim to have against the Released Parties, which arise from or are in connection with your employment or the termination of your employment or which arise from or are in connection with any employment action taken, or not taken, affecting your employment with the Company, and based on any other conduct occurring prior to your signing this Release.

This Release includes, but is not limited to, any claims or actions arising under Title VII of the Federal Civil Rights Act, the Rehabilitation Act, the Age Discrimination in Employment Act (“ADEA”), the Older Workers Benefit Protection Act (“OWBPA”), the Americans With Disabilities Act, the Equal Pay Act, the Family and Medical Leave Act, the Worker Adjustment And Retraining Notification Act, the Employee Retirement Income Security Act, the California Fair Employment and Housing Act, all State and Federal civil rights laws, all State and Federal wage and hour laws, all as amended, public policy, contract (whether oral or written, express or implied) or tort law, as well as any other federal, state or local constitution, statute or common law right and claims for compensation, wages or benefits, except as set forth below, whether any such right or claim is known or unknown, actual or potential, statutory or non-statutory. Such release and waiver does not include any rights or claims you might have to workers’ compensation benefits under the workers’ compensation laws or based on conduct which occurs subsequent to your executing this Release. Nothing in this Release shall be construed as prohibiting you from filing a charge or complaint, including a challenge to the validity of this Release, with the Equal Employment Opportunity Commission (“EEOC”) or other government agency or participating in any investigation or proceeding conducted by the EEOC or other government agency. This Release shall not be construed in any manner to waive any rights or benefits that may not be waived pursuant to applicable law.

You further agree that you shall not accept any award, damages, recovery or settlement from any proceeding brought by you or on your behalf pertaining to your employment with the Company, or your separation.

By this Release, you hereby expressly waive all rights afforded by Section 1542 of the Civil Code of the State of California (“Section 1542”) with respect to the Released Parties. Section 1542 states as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.

Notwithstanding the provisions of Section 1542, and for the purpose of implementing a full and complete release, you understand and agree that this Release is intended to include all claims, if any, which you may have and which you do not now know or suspect to exist in your favor against the Released Parties, and this Release extinguishes those claims. This Release does not release claims that cannot be released as a matter of law, including, but not limited to, the right to indemnification under California Labor Code Section 2802, , nor your rights to (i) indemnification under the laws of the State of Delaware, and the Corporation’s Certificate of Incorporation and Bylaws and under any insurance maintained by the Company for your benefit, (ii) employee benefits under an plan or program maintained by the Company in which you participated and are vested in and due a benefit (excluding for the avoidance of doubt any severance benefits under any Company severance plan or policy), or (iii) your rights to enforce the terms of the Agreement.

By agreeing to the terms set forth in this Release, you understand and agree that you (1) have had at least [twenty-one (21) or forty-five (45)] days within which to consider this Release before signing this Release; (2) have carefully read and fully understand all of the provisions of this Release; (3) are, through this Release, releasing the Released Parties, from any and all claims, including but not limited, any right or claim you may have under the ADEA against one or any of them; (4) are knowingly and voluntarily agreeing to all of the terms set forth in this Release; (5) are knowingly and voluntarily intending to be legally bound by the provisions set forth herein; (6) were advised and hereby are advised in writing to consider the terms of this Release and consult with an attorney of your choice prior to agreeing to the terms set forth herein; (7) have been given a full seven (7) days following your signing of this Release to revoke it and have been and hereby are advised in writing that this Release shall not become effective or enforceable until the seven (7)-day revocation period has expired; (8) understand that rights and claims under the ADEA that may arise after the date this Release is signed by you are not being waived; and (9) acknowledge that the consideration given for this Release is in addition to anything of value to which you are already entitled.

Intending to be legally bound hereby, this Release has been duly executed by the undersigned on the     day of             , 20    .

M. Carl Johnson, III	Date

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